Exhibit 99.1

Sono-Tek Announces Third Quarter Earnings

          MILTON, N.Y., Jan. 13 /PRNewswire-FirstCall/ -- Sono-Tek Corporation (OTC Bulletin Board: SOTK) today announced sales of $1,670,284 for the three months ended November 30, 2004, an increase of 77% or $724,539 compared to sales of $945,745 for the same period of last year.  For the nine months ended November 30, 2004, the Company reported sales of $4,391,653, an increase of 83% or $1,996,651 compared to sales of $2,395,002 for the same period of last year. Operating income for the three and nine month periods ended November 30, 2004 was $275,793 and $672,044 (17% and 15% of sales) compared to $106,236 and $208,491 (11% and 9% of sales, respectively) for the same periods of the prior year.  For the three and nine months ended November 30, 2004, the Company had record net income of $248,942 and $590,666 compared to $68,482 and $85,277 for the three and nine months ended November 30, 2003.

          The balance sheet is improved from last year at this time with working capital at $1,115,211 at November 30, 2004 compared to working capital of $569,769 last year and shareholders’ equity improved from a deficit of $552,612 at November 30, 2003 to positive equity of $1,341,896 at November 30, 2004.  As of this date, the Company has reduced or repaid $690,000 of its subordinated mezzanine debt since February 29, 2004.

          The Company’s sales levels have increased as the result of an improved economy, product development efforts, and related marketing initiatives, which have had the effects of improving net income, reducing debt, and bringing shareholders’ equity from a deficit position to a positive position.

          According to Dr. Christopher L. Coccio, Sono-Tek’s CEO & President, “This quarter’s operations point out the diversity of Sono-Tek’s current product line.  We achieved sales growth in all of our market areas: electronics, industrial coatings and medical coatings.  We are excited about our strengthening business prospects and look forward to continued growth in future quarters.”

           He further stated, “During the month of December we completed a private placement of common stock and warrants which further enhanced our equity by over $500,000.  The proceeds of this offering were used to prepay $450,000 of high-interest mezzanine financing, which should enhance future operations.  Sono-Tek also entered into a new banking relationship with M&T Bank that includes a $500,000 revolving line of credit and up to $150,000 of additional equipment financing. The initial draw of $350,000 under this line was used to repay more expensive bank debt and retire several smaller loans.  Finally, Norwood Venture Corporation and the Company reached an agreement whereby the Norwood “Put” rights were cancelled and all of the Norwood common stock purchase warrants were exercised.  These transactions greatly strengthen our balance sheet and leave us poised for continued growth.”

           For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at http://www.sono-tek.com.

           Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology.  Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

           This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.

Sono-Tek Corporation
Selected Financial Data

	Nine Months Ended November 30,		Three Months Ended November 30,

	2004	2003	2004	2003

Net Sales	$4,391,653	$2,395,002	$1,670,284	$945,745

Net Income	$590,666	$85,277	$248,942	$68,482

Basic Earnings Per Share -	$0.05	$0.01	$0.02	$0.01

Diluted Earnings Per Share -	$0.05	$0.01	$0.02	$0.01

Weighted Average Shares – Basic	11,134,960	9,200,161	11,378,017	9,200,161

Weighted Average Shares – Diluted	13,014,931	10,582,278	13,297,293	10,943,467

SOURCE  Sono-Tek Corporation
          -0-                                                                                          01/13/2005
          /CONTACT:  Dr. Christopher L. Coccio of Sono-Tek Corporation, +1-845-795-2020/
          /Web site:  http://www.sono-tek.com